Exhibit 99.1

Tallgrass Energy Partners Increases Quarterly Distribution for Ninth Consecutive Quarter; Tallgrass Energy GP Declares First Quarterly Distribution Increase

LEAWOOD, Kan.--(BUSINESS WIRE)--October 5, 2015--Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) today announced their quarterly distributions for the third quarter of 2015. The distributions will be paid on Friday, November 13, 2015, to unitholders and shareholders of record as of the close of business on Friday, October 30, 2015.

TEP

The board of directors of TEP’s general partner declared a quarterly cash distribution of $0.60 per common unit for the third quarter of 2015, or $2.40 on an annualized basis. This represents a 46.3 percent increase from the third quarter of 2014 and a 3.4 percent sequential increase from the second quarter 2015 distribution of $0.58. It is TEP’s ninth consecutive increase since its IPO in May 2013. In addition, this represents a 23.7 percent increase for the year 2015.

TEGP

The board of directors of TEGP’s general partner declared a quarterly cash distribution of $0.144 per Class A share for the third quarter of 2015, or $0.576 on an annualized basis. This represents an 8.3 percent sequential increase from the pro forma full-quarter, non-prorated second quarter 2015 distribution of $0.133.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through its Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. It provides crude oil transportation to customers in Wyoming, Colorado and the surrounding regions through its membership interest in Tallgrass Pony Express Pipeline. TEP also provides services for customers in Wyoming through Tallgrass Midstream at its Casper and Douglas natural gas processing and its West Frenchie Draw natural gas treating facilities and provides water business services to customers in Colorado and Texas through BNN Water Solutions. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

About Tallgrass Energy GP, LP

Tallgrass Energy GP, LP (NYSE: TEGP) is a Delaware limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP's incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners
Investor and Financial Inquiries:
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries:
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com